Exhibit 15.1

Board of Directors and Shareholders

STERIS Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the STERIS Corporation 2006 Long-Term Equity Incentive Plan of our report dated August 9, 2011 relating to the unaudited consolidated interim financial statements of STERIS Corporation that are included in its Form 10-Q for the quarter ended June 30, 2011.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 9, 2011